Exhibit 5.2

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – McArthur River mine/Key Lake mill”, “Operations, projects and investments – Uranium – Tier-one operations – Cigar Lake”, “Mineral reserves and resources” and “Governance – Interest of experts” in the Corporation’s Annual Information Form for the year ended December 31, 2023 dated March 22, 2024 for the McArthur River mine/Key Lake mill and Cigar Lake operations; and

2.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – McArthur River mine/Key Lake mill”, “Operations, projects and investments – Uranium – Tier-one operations – Cigar Lake”, “Operations, projects and investments – Uranium – Tier-one operations – Inkai”, and “Mineral reserves and resources” in Management’s Discussion and Analysis for the year ended December 31, 2023 dated February 8, 2024 for the McArthur River mine/Key Lake mill, Cigar Lake and Inkai operations,

(collectively the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Biman Bharadwaj
Name: Biman Bharadwaj, P. Eng.
Title: Principal Metallurgist, Technical Services, Cameco Corporation

Date: November 12, 2024